Exhibit 99.1

PRESS RELEASE

For more information, contact:

E. Larry Ryder, Executive Vice President, Finance & Administration or

Paul B. Toms, Chairman & Chief Executive Officer

276-632-2133

For immediate release: February 14, 2006

Hooker Furniture Reports Revised, Increased

Earnings for Fourth Quarter 2005

Company Issues More Optimistic Forecast for 2006 First Quarter

Martinsville, Va.: Hooker Furniture (Nasdaq-CM: HOFT) today announced that it understated net income for its fourth quarter ended November 30, 2005 by approximately $658,000, or $0.06 per share, in its news release dated January 12, 2006. The revision is primarily a result of an overstatement of the Company’s advertising program costs and group insurance expense for the 2005 fourth quarter resulting in a combined $1.0 million of additional pretax income.

Hooker Furniture’s revised net sales for the 2005 fourth quarter are $90.2 million and $341.8 million for the year ended November 30, 2005. Net income for the 2005 fourth quarter as revised is $4.0 million, or $0.34 per share. Hooker Furniture’s net income for the year ended November 30, 2005 as revised is $12.5 million, or $1.06 per share.

The Company accounts for certain of these advertising program allowances as a reduction in net sales. When accounting for these programs, the Company recorded certain of these costs before an actual liability was incurred. The effect of this error was not material to results of operations in the current or any prior period.

The decrease in group insurance expense was the result of a correction to the accrual for the month of November 2005.

Separately, the Company is revising its 2006 first quarter net sales estimate to a range of 2% lower to 2% higher than its strong first quarter sales in 2005. The revised forecast is based upon better than anticipated shipments thus far in the quarter. The Company had previously announced a net sales estimate of 3% to 7% lower than first quarter 2005.

The Annual Meeting of Shareholders will be held on Friday, March 31, 2006, at 2:00 p.m., at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia.

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Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 81-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed throughout North America. Major furniture categories include wall and entertainment units, office, dining, occasional, bedroom and upholstered leather furniture for the home. With approximately 1,400 employees, the Company operates five manufacturing plants, one supply plant, six distribution centers and warehouses, three showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and a warehouse located in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $15.60 per share on February 13, 2006. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements reflect the Company’s reasonable judgment with respect to future events and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: domestic and international competition in the furniture industry and growing price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change, and risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply and transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

-Revised Tables Follow-

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TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2005	2004	2005	2004
Net sales	$90,153	$91,923	$341,775	$345,944

Cost of sales	64,654	65,484	249,873	250,467

Gross profit	25,499	26,439	91,902	95,477

Selling and administrative expenses	18,713	17,170	65,497	62,707

Restructuring charges (credit) (a) (b)	211	(369)	5,250	1,604

Operating income	6,575	9,638	21,155	31,166

Other income (expense), net	138	132	563	627

Income before interest and income taxes	6,713	9,770	21,718	31,793

Interest expense	200	419	1,209	1,869

Income before income taxes	6,513	9,351	20,509	29,924

Income taxes	2,501	3,904	8,024	11,720

Net income	$4,012	$5,447	$12,485	$18,204

Earnings per share:

Basic and diluted	$0.34	$0.46	$1.06	$1.56

Weighted average shares outstanding	11,839	11,723	11,795	11,669

(a)	In 2005, the Company recorded a $5.3 million pretax ($3.3 million after tax or $0.28 per share) restructuring and related asset impairment charge principally related to the October 2005 closing of the Company’s Pleasant Garden, N.C. wood furniture manufacturing facility. In the 2005 fourth quarter, the Company recorded a $211,000 pretax ($131,000 after tax or $0.01 per share) restructuring charge principally consisting of expenses incurred to prepare the Pleasant Garden real property for sale.

(b)	In 2004, the Company recorded a $1.6 million pretax ($1.0 million after tax or $0.09 per share) restructuring and related asset impairment charge principally related to the October 2004 closing of the Company’s Maiden, N.C. wood furniture manufacturing facility. In the 2004 fourth quarter, in connection with the Maiden plant shutdown, the Company recorded a $369,000 pretax ($229,000 after tax or $0.02 per share) restructuring credit consisting of a $599,000 reduction in the asset impairment charge recorded in the 2004 third quarter, partially offset by costs of $230,000 incurred to prepare the real property for sale.

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TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2005	November 30, 2004
Assets
Current assets
Cash and cash equivalents	$16,365	$9,230
Trade accounts receivable, less allowance for doubtful accounts of $1,352 and $1,341 on each respective date	43,993	40,960
Inventories	68,718	69,735
Prepaid expenses and other current assets	4,042	3,540
Assets held for sale	1,656	5,376

Total current assets	134,774	128,841
Property, plant and equipment, net	37,006	44,142
Goodwill	2,396	2,396
Intangible assets	4,590	4,765
Cash surrender value of life insurance policies	9,880	8,474
Other assets	406	300

Total assets	$189,052	$188,918

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$13,872	$14,930
Accrued salaries, wages and benefits	6,272	7,090
Other accrued expenses	2,628	3,011
Current maturities of long-term debt	2,283	6,671

Total current liabilities	25,055	31,702
Long-term debt, excluding current maturities	11,012	16,495
Deferred compensation	3,516	2,775
Other long-term liabilities	857	1,361

Total liabilities	40,440	52,333
Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,425 and 14,475 shares issued and outstanding on each respective date	9,516	7,385
Unearned ESOP shares, 2,538 and 2,708 shares on each respective date	(15,861)	(16,927)
Retained earnings	155,183	146,886
Accumulated other comprehensive loss	(226)	(759)

Total shareholders’ equity	148,612	136,585

Total liabilities and shareholders’ equity	$189,052	$188,918

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TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	November 30, 2005	November 30, 2004
Cash flows from operating activities
Cash received from customers	$339,041	$341,296
Cash paid to suppliers and employees	(308,957)	(320,677)
Income taxes paid, net	(9,614)	(11,981)
Interest paid, net	(846)	(1,189)

Net cash provided by operating activities	19,624	7,449

Cash flows from investing activities
Purchase of property, plant and equipment	(3,590)	(3,702)
Proceeds received on notes issued for the sale of property	18	900
Proceeds from the sale of property	5,208	181

Net cash provided by (used in) investing activities	1,636	(2,621)

Cash flows from financing activities
Proceeds from long-term debt		2,000
Payments on long-term debt	(9,871)	(9,671)
Payment to terminate interest rate swap agreement	(38)
Cash dividends paid	(3,286)	(2,786)
Repurchase of common stock	(930)

Net cash used in financing activities	(14,125)	(10,457)

Net increase (decrease) in cash and cash equivalents	7,135	(5,629)
Cash and cash equivalents at beginning of year	9,230	14,859

Cash and cash equivalents at end of year	$16,365	$9,230

Reconciliation of net income to net cash provided by operating activities:
Net income	$12,485	$18,204
Depreciation and amortization	6,296	7,422
Non-cash ESOP cost	3,225	3,784
Restructuring and related asset impairment charges	5,250	1,604
Gain on disposal of property	(10)	(27)
Provision for doubtful accounts	569	1,255
Deferred income taxes	(1,479)	41
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivables	(3,602)	(4,614)
Inventories	992	(27,333)
Prepaid expenses and other assets	(2,026)	(720)
Trade accounts payable	(1,058)	7,985
Accrued salaries, wages and benefits	(2,440)	647
Accrued income taxes		(308)
Other accrued expenses	478	1,103
Other long-term liabilities	944	(1,594)

Net cash provided by operating activities	$19,624	$7,449